As filed with the Securities and Exchange Commission on September 11, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JAMES HARDIE INDUSTRIES N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
Atrium, 8th Floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands

(Address of Principal Executive Offices)
James Hardie Industries NV Managing Board Transitional
Stock Option Plan 2005
James Hardie Industries NV Supervisory Board Share Plan 2006
James Hardie Industries NV Long Term Incentive Plan 2006
(Full title of the Plans)

Russell Chenu
Chief Financial Officer
JAMES HARDIE INDUSTRIES N.V.
Atrium, 8th Floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands

(Name and address of agent for service)
31 20 301 2980

Telephone number, including area code, of agent for service
Copy to:
Barbara J. Oikle, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒      Accelerated filer ☐ Non-accelerated filer ☐      Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
	Amount to be	Proposed maximum
Title of shares	registered	offering price per		Proposed maximum aggregate
to be registered	(1)(2)	share/obligation		offering price		Amount of registration fee
Common Stock, par value EUR 0.59 per share	3,235,295 shares	$4.09	(3)	$13,232,356.55	(3)	$520.03
Common Stock, par value EUR 0.59 per share, to be issued pursuant to previously granted options if exercised in the future	1,320,000 shares	$7.08	(4)	$9,345,600	(4)	$367.28
Common Stock, par value EUR 0.59 per share, to be issued pursuant to previously granted options if exercised in the future	2,147,000 shares	$6.75	(5)	$14,492,250	(5)	$569.55

     (1) Represents 1,055,935 shares of the Registrant’s Common Stock, par value EUR 0.59 per share (the “Common Stock”) available for future issuance in accordance with the James Hardie Industries N.V. Supervisory Board Share Plan 2006 (the “SBSP Plan”), 3,235,295 shares of Common Stock available for future issuance in accordance with the James Hardie Industries NV Long Term Incentive Plan 2006 (the “LTIP Plan”), 1,320,000 shares of Common Stock to be issued pursuant to previously issued options under the James Hardie Industries N.V. Managing Board Transitional Stock Option Plan 2005 (the “MBTSOP Plan” and collectively with, the SBSP Plan and the LTIP Plan, the “Plans”) if exercised in the future, and 2,147,000 shares of Common Stock to be issued pursuant to previously issued options under the LTIP Plan if exercised in the future; and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. CHESS Units of Foreign Securities (“CUFs”) issuable upon deposit of one (1) share of Common Stock and American Depositary Shares evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of five (5) CUFs have been registered under a separate registration statement on Form F-6 (File No. 333-13914).
     (2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans, as described herein.
     (3) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on one-fifth of the average of the high and low reported prices of the Registrant’s ADRs on the New York Stock Exchange on September 4, 2008. Each ADR is equal to five (5) shares of Common Stock and the average of the high and low reported price for one ADR was $40.87 on September 4, 2008.
     (4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of A$8.53 per share for each option outstanding under the MBTSOP Plan which converts into $7.08 at the September 4, 2008 exchange rate of A$1.20511 to $1.0000.
     (5) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of A$8.13039 per share for each option outstanding under the LTIP Plan which converts into $6.75 at the September 4, 2008 exchange rate of A$1.20511 to $1.0000.

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	our Annual Report on Form 20-F for the fiscal year ended March 31, 2008, filed with the Commission on July 8, 2008;

(b)	our Reports on Form 6-K furnished to the Commission on September 8, 2008 (not including Exhibits 99.1 and 99.2, which information is not incorporated by reference herein), August 26, 2008 (not including Exhibit 99.2, which information is not incorporated by reference herein), August 22, 2008 (not including Exhibits 99.1, 99.2, 99.5, 99.6, 99.7, 99.8, which information is not incorporated by reference herein), August 13, 2008 (not including Exhibit 99.2, which information is not incorporated by reference herein), August 6, 2008, July 25, 2008 (not including Exhibit 99.2, which information is not incorporated by reference herein), July 3, 2008, June 23, 2008 (containing Exhibit 99.1 entitled “JHX receives Notice of Proposed Adjustment”), June 18, 2008, June 6, 2008 (not including Exhibit 99.1, which information is not incorporated by reference herein), May 23, 2008 (not including Exhibit 99.2, which information is not incorporated by reference herein), and May 9, 2008, and Exhibits 99.1 entitled “Change of Auditor” and 99.2 entitled “Cancellation of Shares” furnished to the Commission on Forms 6-K on April 2, 2008;

(c)	all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended March 31, 2008; and

(d)	The description of our common stock contained in our Registration Statement on Form 20-F/A (File No. 001-15240), together with any amendment or report filed for the purposes of updating that description.
     In addition, all documents and reports subsequently filed and, to the extent indicated therein, furnished by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Our Articles of Association provide in article 28 that we shall generally indemnify any person who is or was a member of our managing, supervisory or joint boards or one of our employees, officers or agents, or who at our request has become a director, officer or attorney of another entity or a trust, and suffers any loss as a result of any action in connection with their service to us, provided they acted in good faith in carrying out their duties and in a manner they reasonably believed to be in our interest. This indemnification generally will not be available if the person seeking indemnification acted with gross negligence or willful misconduct in the performance of such person’s duties to us. A court in which an action is brought may, however, determine that indemnification is appropriate nevertheless.
In addition, our Articles of Association provide that shareholders may approve a resolution at our general meeting of shareholders to fully discharge the members of our managing board, supervisory board and joint board from liability towards us in respect of the exercise of their duties during the financial year covered by the annual accounts subject to certain exceptions under Dutch law, including exceptions relating to the liability of members of our managing board, supervisory board and joint board upon bankruptcy or insolvency of a company. Under Dutch law, this discharge is not absolute and would not be effective as to any matters not disclosed in or apparent from our annual accounts or not otherwise disclosed to our shareholders as a group, and is subject to general reasonableness and fairness. Our shareholders have not approved such a resolution at this time.
We have provided Deeds of Access, Insurance and Indemnity governed by Dutch law (each an “Indemnity Deed”) to members of our managing board and supervisory boards and our subsidiary, James Hardie Building Products Inc. (“JHBP”) has provided Indemnity Agreements governed by Nevada law (each an “Indemnity Agreement”) to persons who are members of our managing board and supervisory boards and/or officers or directors of JHBP. These Indemnity Deeds and Indemnity Agreements are consistent with our Articles of Association and relevant laws.
The terms of the Indemnity Deeds require us to unconditionally and irrevocably indemnify a director in relation to the director serving or having served as a director of James Hardie Industries N.V. (“JHINV”) or one of its subsidiaries or another entity at the request of JHINV or one its subsidiaries to the extent permitted by Dutch law from and against all claims, liabilities (including liability for negligence), civil penalties being pecuniary penalties imposed by legislation, legal costs actually and reasonably incurred (not limited to taxed costs), net wage or withholding taxes, social security premiums or other Dutch or foreign taxes as a result of indemnification, as well as reasonable legal costs actually incurred in good faith by the director in obtaining legal advice regarding issues arising from the Indemnity Deed or making a claim or in relation to being a witness to any type of proceedings, mediation or other form of dispute resolution. This indemnity is limited to the extent that it is not available to a director where a Dutch court has established in a final, non-appealable decision that the director acted with willful misconduct, intentional recklessness, was seriously imputable or did not act in good faith.
The Indemnity Deeds require us, upon a request by a director, to make payment of amounts payable within 30 days under the Indemnity Deeds at the request of the director and the director undertakes to repay the amounts paid to them if it is ultimately determined that he or she is not entitled to indemnification for such amounts or if an such amounts exceed what we are permitted to pay under the Indemnity Deed or if he or she receives payment under an insurance contract in respect of those liabilities. To the extent that a director also receives payment under an indemnity from a JHINV subsidiary, the director is not entitled to claim under the Dutch law Indemnity Deed.
Under the Indemnity Deeds a director has the right to access the company books of JHINV and its subsidiaries in relation to any act or omission in relation to the director acting in that capacity for JHINV, its subsidiaries or another entity at the request of JHINV or its subsidiaries.
The Indemnity Agreements provide that JHBP holds harmless and indemnifies a director or officer to the fullest extent allowed by Nevada law against any expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment) actually and reasonably incurred by the director or officer (net of any insurance proceeds or other amounts received by the indemnitee as compensation for such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to which the director or officer is a party or participant or is threatened to be made a party or participant (a) based upon, arising from, relating to or by reason of the fact that the director or officer was or is a director, officer and/or employee of JHINV or of JHBP, or is or was serving at the request of JHINV or JHBP, as a director, officer, partner, member, manager, trustee, fiduciary, employee or agent of another corporation or entity, or (b) arising from or relating to any action or omission taken by the director or officer in any of the capacities described above. However, the director or officer will only be indemnified in connection with a proceeding initiated by him or her (other than a proceeding to enforce his or her rights under the indemnity agreement) if the proceeding was authorized by a two-thirds vote of the board of directors of the entity providing the indemnification.
By the terms of the Indemnity Agreements, its benefits are not available if there is a judgment or other final adjudication, after all appeals and all time for appeals has expired, which is adverse to the director or officer and which establishes (a) that in respect of remuneration paid to the director or officer, that such remuneration was in violation of law or (b) that the director’s or officer’s conduct was knowingly fraudulent or deliberately dishonest or constituted willful misconduct, or (c) that such an indemnification is not lawful and both JHBP and the director or officer have been advised that the Securities and Exchange Commission believes that the indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and claims for indemnification should be submitted to the appropriate court for adjudication. In addition, the benefits are not available for any claim made against the director or officer for an accounting of profits made from the purchase or sale by the director or officer of our securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or analogous provisions of any applicable law.
The Indemnity Agreements require JHBP upon request by the director or officer to make payment within 30 days of amounts payable under the Indemnity Agreements at the request of the director or officer in advance of indemnification, provided that the director or officer undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such amounts.
As required by the terms of the Indemnity Deeds and the Indemnity Agreements, we and JHBP maintain director and officers insurance policies under which such persons would be insured against liabilities resulting from their service to us.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits
     See “Exhibit Index” on page II-1 below.
Item 9. Undertakings
     (a) The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);
                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands on this 10th day of September 2008.

JAMES HARDIE INDUSTRIES N.V.
By:	/s/ Russell Chenu
Russell Chenu
Chief Financial Officer

Each person whose signature appears below hereby appoints each of Russell Chenu and Robert Cox his true and lawful attorney-in-fact with each of Messrs. Chenu and Cox having the authority, acting singly, to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Louis Gries Louis Gries	Chief Executive Officer, Member of the Joint Board and Chairman of the Managing Board (Principal Executive Officer)	September 10, 2008

/s/ Russell Chenu Russell Chenu	Chief Financial Officer and Member of the Managing Board (Principal Financial Officer)	September 10, 2008

/s/ Robert Cox Robert Cox	Member of the Managing Board	September 10, 2008

/s/ Jason Miele Jason Miele	Financial Controller (Principal Accounting Officer)	September 10, 2008

/s/ Michael Hammes Michael Hammes	Chairman of the Joint Board and Supervisory Board	September 10, 2008

/s/ Donald McGauchie Donald McGauchie	Deputy Chairman of the Joint Board and Supervisory Board	September 10, 2008

/s/ Brian Anderson Brian Anderson	Member of the Joint Board and Supervisory Board	September 10, 2008

/s/ David Andrews David Andrews	Member of the Joint Board and Supervisory Board	September 10, 2008

/s/ David Harrison David Harrison	Member of the Joint Board and Supervisory Board	September 10, 2008

Signature	Title	Date
/s/ Rudy van der Meer Rudy van der Meer	Member of the Joint Board and Supervisory Board	September 10, 2008

/s/ Catherine Walter Catherine Walter	Member of the Joint Board and Supervisory Board	September 10, 2008

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Articles of Association of James Hardie Industries N.V., as most recently amended on August 20, 2007 (English Translation) (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 20-F filed on July 8, 2008, and incorporated herein by reference)

4.2	James Hardie Industries NV 2005 Managing Board Transitional Stock Option Plan (incorporated by reference to Exhibit 4.6 to our Annual Report on Form 20-F filed on September 29, 2006, and incorporated herein by reference)

4.3	James Hardie Industries NV Supervisory Board Share Plan 2006 (incorporated by reference to Exhibit 4.4 to our Annual Report on Form 20-F filed on September 29, 2006, and incorporated herein by reference)

4.4	Amended and Restated James Hardie Industries NV Long Term Incentive Plan 2006.

5.1	Opinion of Loyens & Loeff

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Loyens & Loeff (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)